LifeVantage Announces Financial Results for the
Second Quarter of Fiscal 2021
Revenue of $59.0 Million, Up 7.6% Sequentially
Second Quarter Adjusted EBITDA Increased 12.6%
Steven R. Fife Appointed President & CEO
Salt Lake City, UT, February 2, 2021, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its second quarter ended December 31, 2020.
Second Quarter Fiscal 2021 Summary:
•Revenue of $59.0 million, an increase of 7.6% sequentially and a decline of 3.6% from the prior year period;
•Total active accounts increased 1.2% sequentially to 174,000, while declining 4.4% compared to the prior year period. The sequential growth included a 1.5% decline in distributors and a 2.9% increase in customers. Compared to the prior year period, distributors declined 1.5% and customers declined 6.1%;
•Earnings per diluted share were $0.26, up 52.9% sequentially, and down 13.3% over the prior year period;
•Adjusted earnings per diluted share were $0.25, consistent sequentially, and declined 19.4% compared to $0.31 in the prior year period;
•Adjusted EBITDA was consistent sequentially and increased 12.6% to $6.7 million compared to the prior year period;
•Repurchased 365,000, or $4.0 million, of common shares;
•Strong balance sheet with $19.7 million of cash and no debt; and
•Steven R. Fife appointed President & CEO; he has also joined the Board of Directors.

“We are proud to report continued earnings momentum with 31.6% adjusted operating income and 12.6% adjusted EBITDA growth while we saw modest declines in revenue of 3.6% compared to the prior year period, the highest quarterly revenue in the company’s history and 7.6% sequential revenue growth over the first quarter of fiscal 2021. We saw positive momentum from our virtual convention held in October which reached an estimated 20,000 participants in 18 countries. At the convention we launched limited time expanded Axio flavor offerings, featuring 6 new flavors and a new digital tool called ITT, aimed at standardizing the education and training of new customers and distributors. We saw strong adoption of the ITT system and a successful response to promotions launched in the quarter driving enrollments,” stated LifeVantage Chief Executive Officer and Chief Financial Officer, Steve Fife.

“As we look to the second half of fiscal 2021 we are excited for the initiatives we have in place, including the timely addition of new products to our portfolio in Q3 and Q4, innovative digital tools to aid our Distributors in customer retention, and the expansion of our virtual training platforms to develop the leadership of our Distributor base. We remain on track to meet our 2021 expectations and are confident in our business model as we continue to execute alongside the current pandemic. We are proud of the LifeVantage team and are focused on driving growth while delivering shareholder value.”

Second Quarter Fiscal 2021 Results
For the second fiscal quarter ended December 31, 2020, the Company reported revenue of $59.0 million, a 3.6% decrease compared to the second quarter of fiscal 2020. Revenue in the Americas for the second quarter of fiscal 2021 decreased 5.4% compared to the second quarter of fiscal 2020 and revenue in the Asia/Pacific & Europe region increased 1.0% compared to the second quarter of fiscal 2020. Revenue for the second quarter of fiscal 2021 was positively impacted $0.7 million, or 1.2%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the second quarter of fiscal 2020.
Gross profit for the second quarter of fiscal 2021 was $48.8 million, or 82.7% of revenue, compared to $51.0 million, or 83.3% of revenue, for the same period in fiscal 2020. The decrease in gross margin as a percentage of revenue is primarily due to increased shipping to customer expenses and shifts in geographic and product sales mix.
Commissions and incentives expense for the second quarter of fiscal 2021 was $27.2 million, or 46.0% of revenue, compared to $29.2 million, or 47.7% of revenue, for the same period in fiscal 2020. The decrease in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.
Selling, general and administrative (SG&A) expense for the second quarter of fiscal 2021 was $16.2 million, or 27.5% of revenue, compared to $18.1 million, or 29.6% of revenue, for the same period in fiscal 2020. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2021 were $16.6 million, or 28.1% of revenue, compared to adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2020 of $17.9 million, or 29.3% of revenue. The year over year decrease in non-GAAP SG&A expenses was primarily due to decreased event and travel expenses as well as decreased stock and incentive compensation expenses partially due to the departure of executives.

Operating income for the second quarter of fiscal 2021 was $5.4 million, or 9.2% of revenue, compared to $3.6 million, or 6.0% of revenue, for the second quarter of fiscal 2020. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the second quarter of fiscal 2021 was $5.1 million, or 8.6% of revenue, compared to $3.9 million, or 6.3% of revenue, for the second quarter of fiscal 2020.
Net income for the second quarter of fiscal 2021 was $3.8 million, or $0.26 per diluted share. This compares to net income for the second quarter of fiscal 2020 of $4.3 million, or $0.30 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the second quarter of fiscal 2021 declined 22.1% year over year, to $3.6 million, or $0.25 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the second quarter of fiscal 2020 was $4.6 million, or $0.31 per diluted share. The Company’s effective tax rate increased to 31.6% in the second fiscal quarter of 2021 compared to an effective tax benefit of (24.5%) in the prior year period. The increase in the current year tax rate negatively impacted adjusted earnings per share by approximately $0.20.

Adjusted EBITDA increased 12.6% to $6.7 million for the second quarter of fiscal 2021, compared to $6.0 million for the comparable period in fiscal 2020.
Fiscal 2021 First Six Month Results
For the first six months of fiscal 2021, the Company reported revenue of $113.8 million, a decrease of 3.1% as compared to $117.5 million for the first six months of fiscal 2020. In the first six months of fiscal 2021, revenue in the Americas decreased 4.6% and revenue in Asia/Pacific & Europe increased 0.8%. Revenue for the first six months of fiscal 2021 was positively impacted $0.9 million, or 0.8%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the first six months of fiscal 2020.
Gross profit for the first six months of fiscal 2021 was $94.2 million, or 82.8% of revenue, compared to $98.0 million, or 83.5% of revenue, for the first six months of fiscal 2020. The decrease in gross margin as a percentage of revenue is primarily due to increased shipping expenses, decreased fee revenues as a result of fewer distributor meetings in conjunction with the COVID-19 pandemic, as well as shifts in geographic and product sales mix.

Commissions and incentives expense for the first six months of fiscal 2021 was $52.8 million, or 46.4% of revenue, compared to $56.0 million, or 47.7% of revenue, for the same period in fiscal 2020. Commissions and incentives expense as a percentage of revenue decreased during the comparable periods due to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program, all of which have been limited as a result of COVID-19 restrictions and mandates.

SG&A expense for the first six months of fiscal 2021 was $32.5 million, or 28.6% of revenue, compared to $35.8 million, or 30.5% of revenue, for the same period in fiscal 2020. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the first six months of fiscal 2021 were $31.3 million, or 27.5% of revenue, compared to adjusted non-GAAP SG&A expenses for the first six months of fiscal 2020 of $35.4 million, or 30.1% of revenue. The year over year decrease in non-GAAP SG&A expenses was primarily due to the cancellation of in-person events and decreased travel expenses related to the restrictions associated with the COVID-19 pandemic, as well as lower stock and incentive compensation expenses due in part to the departure of executives.

Operating income for the first six months of fiscal 2021 was $8.9 million, or 7.9% of revenue, compared to $6.2 million, or 5.3% of revenue, for the first six months of fiscal 2020. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the first six months of fiscal 2021 was $10.2 million, or 8.9% of revenue, compared to $6.7 million, or 5.7% of revenue, for the same period in fiscal 2020.
Net income for the first six months of fiscal 2021 was $6.3 million, or $0.43 per diluted share compared to $6.1 million, or $0.42 per diluted share for the first six months ended 2020. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the first six months of fiscal 2021 increased 10.8% to $7.2 million, or $0.49 per diluted share. This compares to adjusted non-GAAP net income for the first six months of fiscal 2020 of $6.5 million, or $0.45 per diluted share. On a non-GAAP basis, the Company’s effective tax rate increased to 29.3% in the first half of fiscal 2021 compared to an effective tax benefit of (2.3%) in the prior year period. The increase in the current year tax rate negatively impacted adjusted earnings per share by approximately $0.22.

Adjusted EBITDA increased 25.8% to $13.4 million for the first six months of fiscal 2021, compared to $10.7 million for the comparable period in fiscal 2020.
Balance Sheet & Liquidity
The Company generated $4.8 million of cash from operations during the first six months of fiscal 2021 compared to $5.8 million in the same period in fiscal 2020. The Company's cash and cash equivalents at December 31, 2020 were $19.7 million, compared to $22.1 million at June 30, 2020. The Company had no debt outstanding at December 31, 2020 and June 30, 2020, respectively. During the second quarter of fiscal 2021, the Company repurchased approximately 365,000 common shares for $4.0 million under its share repurchase program.
Management Changes
Also announced on February 2, 2021, the Company named Steven R. Fife as President and Chief Executive Officer. Mr. Fife’s appointment is effective immediately as he has been serving as Interim Chief Executive Officer since September, 2020. He has also joined the Board of Directors.

Additionally, the Company announced it has initiated an executive search to identify a new Chief Financial Officer. Mr. Fife will continue to serve in this role until a replacement is established.

Fiscal Year 2021 Guidance
The Company is reiterating its outlook for fiscal 2021 adjusted net income and adjusted EBITDA, and now anticipates fiscal 2021 revenue to be at the low end of our prior revenue guidance range of approximately $240 million to $251 million for fiscal year 2021, reflecting the timing of our product and geographic launches. The Company expects to generate adjusted EBITDA of $25 million to $27 million, with adjusted earnings per share in the range of $0.87 to $0.91, which assumes a full year tax rate of approximately 30%. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2021. This guidance reflects the current trends in the business and the Company’s current view as to the impact of the COVID-19 pandemic on its business. However, the impact of the COVID-19 pandemic continues to evolve and actual results could be adversely affected by further deterioration to the global economic and operating environments as a result of future COVID-19 developments. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2021 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.
Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, February 9, 2021, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13714685, or (412) 317-6671 from international locations, and entering confirmation code 1374685.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations or directly at
http://public.viavid.com/index.php?id=142898.The webcast will be archived for approximately 30 days.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics, a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	December 31, 2020	June 30, 2020
ASSETS
Current assets
Cash and cash equivalents	$19,726	$22,138
Accounts receivable	3,269	2,610
Income tax receivable	536	—
Inventory, net	14,712	13,888
Prepaid expenses and other	4,216	5,232
Total current assets	42,459	43,868

Property and equipment, net	11,027	7,170
Right-of-use assets	14,037	956
Intangible assets, net	785	851
Deferred income tax asset	1,866	2,164
Equity securities	2,205	2,205
Other long-term assets	2,047	1,663
TOTAL ASSETS	$74,426	$58,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,155	$3,521
Commissions payable	8,039	9,219
Income tax payable	651	784
Lease liabilities	2,049	1,184
Other accrued expenses	6,560	10,311
Total current liabilities	22,454	25,019

Lease liabilities	15,409	—
Other long-term liabilities	1,047	604
Total liabilities	38,910	25,623
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,151 and 14,313 issued and outstanding as of December 31, 2020 and June 30, 2020, respectively	1	1
Additional paid-in capital	128,011	126,416
Accumulated deficit	(93,044)	(93,307)
Accumulated other comprehensive income	548	144
Total stockholders’ equity	35,516	33,254
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$74,426	$58,877

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenue, net	$59,007	$61,242	$113,835	$117,470
Cost of sales	10,189	10,230	19,587	19,421
Gross profit	48,818	51,012	94,248	98,049

Operating expenses:
Commissions and incentives	27,151	29,235	52,785	56,009
Selling, general and administrative	16,218	18,131	32,517	35,817
Total operating expenses	43,369	47,366	85,302	91,826
Operating income	5,449	3,646	8,946	6,223

Other income (expense):
Interest expense, net	(9)	(41)	(15)	(89)
Other income (expense), net	133	(148)	(8)	(228)
Total other income (expense)	124	(189)	(23)	(317)
Income before income taxes	5,573	3,457	8,923	5,906
Income tax (expense) benefit	(1,761)	846	(2,660)	158
Net income	$3,812	$4,303	$6,263	$6,064
Net income per share:
Basic	$0.27	$0.31	$0.44	$0.44
Diluted	$0.26	$0.30	$0.43	$0.42
Weighted-average shares outstanding:
Basic	14,193	13,902	14,225	13,908
Diluted	14,439	14,562	14,547	14,515

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
(In thousands)	2020		2019		2020		2019
Americas	$41,883	71%	$44,284	72%	$80,559	71%	$84,465	72%
Asia/Pacific & Europe	17,124	29%	16,958	28%	33,276	29%	33,005	28%
Total	$59,007	100%	$61,242	100%	$113,835	100%	$117,470	100%

	Active Accounts
	(unaudited)

	As of December 31,
	2020		2019		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	45,000	67%	46,000	68%	(1,000)	(2.2)%
Asia/Pacific & Europe	22,000	33%	22,000	32%	—	—%
Total Active Independent Distributors	67,000	100%	68,000	100%	(1,000)	(1.5)%

Active Customers (2)
Americas	82,000	77%	89,000	78%	(7,000)	(7.9)%
Asia/Pacific & Europe	25,000	23%	25,000	22%	—	—%
Total Active Customers	107,000	100%	114,000	100%	(7,000)	(6.1)%

Active Accounts (3)
Americas	127,000	73%	135,000	74%	(8,000)	(5.9)%
Asia/Pacific & Europe	47,000	27%	47,000	26%	—	—%
Total Active Accounts	174,000	100%	182,000	100%	(8,000)	(4.4)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributor accounts and Active Customer accounts.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2020	2019	2020	2019
GAAP Net income	$3,812	$4,303	$6,263	$6,064
Interest Expense	9	41	15	89
Provision for income taxes	1,761	(846)	2,660	(158)
Depreciation and amortization(1)	651	709	1,782	1,245
Non-GAAP EBITDA:	6,233	4,207	10,720	7,240
Adjustments:
Stock compensation expense	983	1,547	1,447	2,918
Other (income) expense, net	(133)	148	8	228
Other adjustments(2)	(377)	55	1,253	286
Total adjustments	473	1,750	2,708	3,432
Non-GAAP Adjusted EBITDA	$6,706	$5,957	$13,428	$10,672

(1) Includes $101,000 of accelerated depreciation related to a change in lease term and $335,000 leasehold depreciation for the six months ended December 31, 2020. Includes $152,000 of accelerated depreciation related to a change in lease term for the three and six months ended December 31, 2019.

(2) Other adjustments breakout:
Class-action lawsuit (recoveries) expenses	$(396)	$55	$213	$187
Executive team severance expenses, net	19	—	524	—
Executive team recruiting and transition expenses	—	—	21	—
Lease abandonment	—	—	495	—
Other nonrecurring legal and accounting expenses	—	—	—	99
Total adjustments	$(377)	$55	$1,253	$286

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2020	2019	2020	2019
GAAP Net income	$3,812	$4,303	$6,263	$6,064
Adjustments:
Executive team severance expenses, net(1)	19	—	74	—
Executive team recruiting and transition expenses	—	—	21	—
Class-action lawsuit (recoveries) expenses	(396)	55	213	187
Other nonrecurring legal and accounting expenses	—	—	—	99
Accelerated depreciation related to change in lease term	—	152	101	152
Lease abandonment(2)	—	—	830	—
Tax impact of adjustments	119	51	(314)	(14)
Total adjustments, net of tax	(258)	258	925	424
Non-GAAP Net Income:	$3,554	$4,561	$7,188	$6,488

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Diluted earnings per share, as reported	$0.26	$0.30	$0.43	$0.42
Total adjustments, net of tax	(0.02)	0.02	0.06	0.03
Non-GAAP adjusted diluted earnings per share(3)	$0.25	$0.31	$0.49	$0.45

(1) Net of $450,000 of compensation expense benefit related to unvested stock award reversals.
(2) Includes remaining lease rent expense of $495,000 and leasehold depreciation of $335,000 for the six months ended December 31, 2020.
(3) May not add due to rounding.